Exhibit 10.19
AMENDMENT NO. 2
TO
EMPLOYMENT AGREEMENT
          This Amendment No. 2 (“Amendment No. 2”) to the Employment Agreement dated as of November 21, 2005, as amended by Amendment No. 1 thereto dated June 19, 2006 (“Amendment No. 1” and, as so amended, the “Employment Agreement”), between Loral Space & Communications Inc., a Delaware corporation (the “Company”), and Avi Katz (the “Executive”) is entered into as of January 4, 2007.
          WHEREAS, the Company and Executive are presently parties to the Employment Agreement; and
          WHEREAS, the Company and Executive desire to amend the Employment Agreement as set forth herein to restore Executive’s Base Salary and Target Annual Bonus to those in effect prior to the changes effected by Amendment No. 1;
          NOW, THEREFORE, the Employment Agreement is hereby amended as follows:
1.	Capitalized terms used herein without definition shall have the meaning ascribed thereto in the Agreement.

2.	Executive’s Base Salary in effect prior to January 1, 2007 (the “Amendment No. 2 Effective Date”) was $394,243 per annum (the “Reduced Base Salary”). Effective as of the Amendment No. 2 Effective Date, Executive’s Base Salary as set forth in Section 4(a) of the Employment Agreement, shall be restored to $438,048 per annum (the “Restored Base Salary”). The Restored Base Salary shall be and become the “Base Salary” for all purposes of the Employment Agreement.

3.	With respect to the Company’s MIB Program for the 2007 fiscal year or any subsequent fiscal year during the Term and Executive’s entitlement to an Annual Bonus thereunder, Executive’s “Target Annual Bonus” under Section 4(b) of the Employment Agreement shall be restored to forty percent (40%) of Executive’s Base Salary (the “Restored Target Annual Bonus”). Except as otherwise set forth herein with respect to the Company’s MIB Program for the 2006 fiscal year, the Restored Target Annual Bonus shall be and become the “Target Annual Bonus” for all purposes of the Employment Agreement. Nothing herein shall affect Executive’s entitlement to or calculation of Executive’s Target Annual Bonus with respect to the Company’s MIB Program for the 2006 fiscal year as set forth in Amendment No. 1. For the avoidance of doubt, Executive’s Target Annual Bonus for the 2006 fiscal year shall be fifty percent (50%) of his Base Salary, provided, however, that, for purposes of calculating Executive’s Annual Bonus for 2006, any

Annual Bonus paid shall be reduced by the amount of Base Salary Executive received in the period from January 1, 2006 to July 1, 2006 (the “Interim Period”) that is in excess of the Reduced Base Salary he would have received had the Reduced Base Salary been in effect during the Interim Period.

4.	If (x) Executive’s employment with the Company is terminated upon the expiration of the Term or (y) the Term under the Employment Agreement is not renewed or extended and Executive continues to be employed by the Company after the Term on an “at will” basis and Executive’s employment is thereafter terminated, Executive shall be designated by the Plan Administrator thereunder as an “Eligible Employee” and covered by, and entitled to severance benefits under, the severance policy adopted by the Board of Directors and in effect on the date hereof (a copy of which previously has been provided to Executive as Exhibit A to Amendment No. 1) or such other severance policy generally applicable to employees of the corporate office as may then have been adopted in good faith by the Board of Directors and then be in effect. For purposes of calculating severance to which Executive may be entitled with respect to a termination of Executive’s employment upon or after expiration of the Term, references in the applicable severance policy to Base Salary shall mean Executive’s Base Salary then in effect.

5.	Notwithstanding any provision in the Employment Agreement to the contrary, if any provision of the Employment Agreement (or of any award of compensation, including equity compensation or benefits) would cause Executive to incur any additional tax or interest under Code Section 409A or any regulations or Treasury guidance promulgated thereunder, the Company shall, after consulting with Executive, reform such provision to comply with Code Section 409A; provided that the Company agrees to maintain, to the maximum extent practicable, the original intent and economic benefit to Executive of the applicable provision without violating the provisions of Code Section 409A. Notwithstanding any provision in the Employment Agreement to the contrary, any payment otherwise required to be made thereunder to Executive at any date as a result of the termination of Executive’s employment shall be delayed for such period of time as may be necessary to satisfy Section 409A(a)(2)(B)(i) of the Internal Revenue Code of 1986, as amended from time to time (the “Code”). On the earliest date on which such delayed payments can be made without violating the requirements of section 409A(a)(2)(B)(i) of the Code, there shall be paid to Executive, in a single cash lump sum, an amount equal to the aggregate amount of all payments delayed pursuant to the preceding sentence.

6.	Provisions of this Amendment shall survive any termination of employment and the expiration of the Term if so provided herein or if necessary or desirable fully to accomplish the purposes of such provision, including, without limitation, the obligations of the Company under Section 4 hereof.

7.	Except as expressly amended by this Amendment No. 2, the Employment Agreement remains in full force and effect and nothing in this Amendment No. 2 shall otherwise affect any other provision of the Employment Agreement or the rights and obligations of the parties thereto.
     IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment No. 2 as of the day and year first above written.

LORAL SPACE & COMMUNICATIONS INC.
By:	/s/ Michael B. Targoff
	Name:	Michael B. Targoff
	Title:	Chief Executive Officer

/s/ Avi Katz
Avi Katz